Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), entered into effective May 1, 2016, by and between ALLIANCE MMA, INC., a Delaware corporation (the “Company”), and Frank A. Gallagi, an individual and resident of the State of Connecticut (the “Executive”).

In consideration of the mutual covenants and undertakings herein contained, the parties, each intending to be legally bound, agree as follows:

1.          Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company employs Executive as the Company’s Chief Financial Officer, and Executive accepts such employment.

2.          Position. Executive agrees to serve as Chief Financial Officer of the Company and to perform such duties as are commensurate with such office, including the oversight and management of the employees and day-to-day operations of the Company and the Business. The Executive will devote substantially all his business time and efforts to the Company and the Company’s business and will not engage in other business activities without the Company’s prior consent, whether or not such business activity is pursued for profit, gain or other pecuniary advantage. Nothing herein will prevent Executive from engaging in investment activities unrelated to the Company’s business for his own account. As used in this Agreement “Business” means the business of promoting, sponsoring and otherwise commercializing mixed martial arts events including live, televised and pay-per-view events and the commercial exploitation of related media, products and services.

3.          Term. The term of this Agreement will begin on May 1, 2016 (the “Effective Date”) and will end on the two-year anniversary of such date (the “Term”). After such initial two-year period, the Term will renew for renewal periods of one year each unless either party gives the other written notice of intent not to renew at least sixty (60) days prior to such date. The parties hereto agree that, upon the expiration of the Term, the Executive’s employment with the Company will terminate and the Executive will not be entitled to any further compensation, except as otherwise expressly provided in this Agreement. The Company will be under no obligation whatsoever to renew or continue the employment of the Executive beyond the Term.

4.          Salary. Executive will receive a salary of One Hundred and Fifty Thousand ($150,000) per year (“Base Compensation”), pro-rated for partial years, payable at regular intervals in accordance with the Company’s normal payroll practices in effect from time to time. Base Compensation and the benefits set forth under Section 5 below will commence on the closing of the Company’s initial public offering (“IPO”). Executive’s Base Compensation will be reviewed annually by the Company’s Board of Directors and Executive will be eligible for consideration for merit-based increases to Base Compensation as determined by the Board of Directors in its sole discretion. In addition to eligibility for consideration of merit-based increases in the discretion of the Board of Directors, Executive’s Base Compensation will be increased effective January 1 of each year during the Term (commencing with January 1, 2017) by three percent (3%) to reflect anticipated increases in cost of living.

5.          Benefit Programs. (a) During the Term, Executive will be entitled to participate in or receive benefits as follows:

(i)          health and dental insurance pursuant to the Company’s current or future plans and policies (premium for only Executive to be paid by Company);

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(ii) participation in Company 401(k) plan with Company match of Executive’s contribution on a dollar-for-dollar basis for the first 3% of Executive’s Base Compensation; and

(iii) participation in any other Executive benefit plan of the Company provided to all employees of the Company on the same terms as other employees of the Company based on tenure and position.

All benefits will be pursuant to programs or arrangements made available by the Company on the date of this Agreement and from time to time in the future to the Company’s other employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits. Executive acknowledges such benefits are subject to change as and when changed by the Company generally.

(b) During the Term, the Company will provide Executive with a Company owned or leased computer and printer and supplies for Company purposes.

(c) During the Term, the Company will provide Executive with a mobile phone and either pay directly or reimburse Executive for the cost of a reasonable plan for Executive’s use on behalf of the Company.

(d) The items provided in connection with paragraphs (b) and (c) will be returned by Executive to the Company upon any termination of this Agreement.

6.          General Policies. (a) So long as the Executive is employed by the Company pursuant to this Agreement, Executive will receive reimbursement from the Company, as appropriate, for all reasonable business expenses incurred by Executive in accordance with Company policies and in the course of his employment by the Company, upon submission to the Company of written vouchers and statements for reimbursement.

(b)          During the Term, the Executive will be entitled to three weeks of paid vacation, which will be utilized at such times when his absence will not materially impair the Company’ s normal business functions. In addition to the vacation described above, Executive also will be entitled to all paid holidays customarily given by the Company to its employees.

(c)          All other matters relating to the employment of Executive by the Company not specifically addressed in this Agreement will be subject to the general policies regarding employees of the Company in effect from time to time.

7.          Termination of Employment. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 8 and 9 hereof, Executive’s employment by the Company may be terminated prior to the expiration of the Term of this Agreement by either the Executive or the Company by delivering a written notice of termination two weeks in advance of such termination (the end of such two week period being the “Date of Termination”).

8.          Termination of Employment. (a) In the event of termination of the Executive’s employment pursuant to (i) expiration of the Term, (ii) the death or Disability (as defined below) of Executive, (iii) termination by Executive, (iv) termination by the Company with Cause (as defined below), or (v) in the event of a Significant Acquisition where the Executive does not accept an offer of employment for a subordinate position with the Company, compensation (including Base Compensation) will continue to be paid until the Date of Termination, and the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof in a manner consistent with the applicable terms of the governing plan documents.

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(b)          In the event of termination of Executive’s employment by the Company without Cause, (i) compensation (including Base Compensation) will continue to be paid until the Date of Termination, (ii) the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination, and (iii) after the Date of Termination, Company will pay Executive an amount per month equal to the Base Compensation divided by twelve (12) (pro-rated for partial months) until the end of the Term.

(c)          The following Terms will have the following meanings for purposes of this Agreement:

(i)          “Cause” means termination of the Executive by the Company for:

(A) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company;

(B) conduct which brings the Company into public disgrace or disrepute;

(C) gross negligence or willful gross misconduct with respect to the

Company;

(D) breach of a fiduciary duty to the Company;

(E) a breach of Section 9 of this Agreement;

(F) Executive’s failure to cure a breach of any term of this Agreement (other than Section 9) within thirty (30) days after receipt of written notice from the Company specifying the act or omission that constitutes such breach.

(ii)         “Disability” means the physical or mental incapacity of Executive for a period of more than ninety (90) consecutive days, the determination of which by the Company will be conclusive on the parties hereto.

(iii)        “Significant Acquisition” means a merger, acquisition of substantially all the assets, or similar business combination involving the Company or a subsidiary of the Company where in the sole discretion of the Board of Directors it would be in the best interest of the Company’s stockholders for the Executive to serve in a capacity other than Chief Financial Officer.

9.          Non-Compeition and Confidentiality Covenants. Executive and Company are party to that certain Non-Comeptition and Non-Solicitation Agreement, dated of even date herewith (the “Non-Competition Agreement”), attached hereto as Exhibit A, which is incorporated herein by reference. The Non-Competition Agreement contains, among other things, covenants of Executive respecting non-competition, non-solicitation and non-disclosure. Any breach of the Non-competition Agreement that is not cured as permitted therein shall be deemed a breach of this Section 9. The Non-Competition Agreement shall survive the termination of this Agreement pursuant to its terms.

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10.         Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Frank A. Gallagi
178 Green Acres Lane
Fairfield, Connecticut 06824
Phone: (203) 913-6842

If to the Company:	Alliance MMA, Inc.
c/o Ivy Equity Investors, LLC
590 Madison Avenue, 21st Floor
New York, New York 10022
Attention: Paul K. Danner, III
Phone: (212) 521-4268
Fax: (212) 521-4099

with copies to:

Mazzeo Song & Bradham LLP
444 Madison Avenue, 4th Floor
New York, NY 10022
Attention: Robert L. Mazzeo, Esq.
Phone: (212) 599-0310
Fax: (212) 599-8400

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

11.         Governing Law. The validity, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof, except to the extent that federal law will be deemed to apply.

12.         Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Company and the Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.         Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement which will remain in full force and effect.

14.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

15.         Assignment. This Agreement is personal in nature and Executive may not, without consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

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16.         Document Review. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

17.         Entire Agreement This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, will constitute the entire agreement between the parties hereto.

[Signature Page to Executive Employment Agreement Follows]

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[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date first set forth above.

ALLIANCE MMA, INC.

By:	/s/ Paul K. Danner, III
Name:	Paul K. Danner, III
Title:	CEO

/s/ Frank A. Gallagi
Frank A. Gallagi

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Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of May 1, 2016 (the “Effective Date”) is entered into by and between ALLIANCE MMA, INC., a Delaware corporation (“Company”) Frank A. Gallagi, an individual and resident of the State of Florida (the “Executive”).

NOW, THEREFORE, in consideration of the employment or continued employment of the Executive by the Company, and the continued receipt and access to confidential, proprietary, and trade secret information associated with the Executive’s position with the Company, the Executive and the Company agree as follows:

1.          Confidentiality. Executive understands and agrees that in the course of providing services to the Company, Executive may acquire confidential and/or proprietary information concerning the Company’s operations, its future plans and its methods of doing business. Executive understands and agrees it would be extremely damaging to the Company if Executive disclosed such information to a competitor or made such information available to any other person. Executive understands and agrees that such information is divulged to Executive in strict confidence and Executive understands and agrees that Executive shall not use such information other than in connection with the Business and will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of Executive’s employment with the Company and the information that Executive has received during the course of Executive’s employment, Executive also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefor, the Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of such agreements.

2.          Non-Competition and Non-Solicitation. The Executive acknowledges and agrees that the nature of the Company’s confidential, proprietary, and trade secret information to which the Executive has, and will continue to have, access to derives value from the fact that it is not generally known and used by others in the highly competitive industry in which the Company competes. The Executive further acknowledges and agrees that, even in complete good faith, it would be impossible for the Executive to work in a similar capacity for a competitor of the Company without drawing upon and utilizing information gained during employment with the Company. Accordingly, at all times during the Executive’s employment with the Company and for a period of three (3) years after termination, for any reason, of such employment, the Executive will not, directly or indirectly:

(a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding capital stock of a company) that directly or indirectly competes with the Company’s business or the business of any of its subsidiaries anywhere in the United States, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries while the Executive was employed by the Seller or the Company; or

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(b) Either alone or in association with others (i) solicit, or facilitate any organization with which the Executive is associated in soliciting, any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; (ii) solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Executive is associated in soliciting for employment, hire or engagement as a independent contractor, any person who was employed by the Company or any of its subsidiaries at any time during the term of the Executive’s employment with the Seller or the Company or any of their respective subsidiaries (provided, that this clause (ii) shall not apply to any individual whose employment with the Seller, the Company or any of its subsidiaries has been terminated for a period of one year or longer); or (iii) solicit business from or perform services for any customer, supplier, licensee or business relation of the Seller or the Company or any of their respective subsidiaries, induce or attempt to induce, any such entity to cease doing business with the Company or any of its subsidiaries; or in any way interfere with the relationship between any such entity and the Company or any of its subsidiaries.

3.          Return of Property. Executive understands and agrees that all business information, files, research, records, memoranda, books, lists and other documents and tangible materials, including computer disks, and other hardware and software that he receives during his employment, whether confidential or not, are the property of the Company, and that, upon the termination of his services, for whatever reason, he will promptly deliver to the Company all such materials, including copies thereof, in his possession or under his control. Any analytical templates, books, presentations, reference materials, computer disks and other similar materials already rightfully owned by the Executive prior to the Effective Date shall remain the property of the Executive and any copies thereof obtained by or provided to the Company shall be returned or destroyed in a manner similar acceptable to the Executive.

4.          Not Employment Contract. The Executive acknowledges that this Non-Competition and Non-Solicitation Agreement does not constitute a contract of employment and, except as set forth in Executive Employment Agreement (to which this Agreement is ancillary), does not guarantee that the Company or any of its subsidiaries will continue his employment for any period of time or otherwise change the at-will nature of his employment.

5.          Interpretation. If any restriction set forth in Section 2 is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition and non-solicitation provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

6.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.          Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

8.          Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its subsidiaries and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefor, in the event of any such breach, the Executive agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief.

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9.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Executive each consents to the jurisdiction of such a court.

10.         Term. This Agreement shall be effective on the Effective Date. This Agreement shall expire on ___________ __, 2019, provided the obligations of the Executive under Sections 2 shall survive for a period of three (3) years after expiration or termination. Notwithstanding the foregoing the obligations of the Executive under Sections 1 and 3 shall survive indefinitely.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS SOUGHT INDEPENDENT COUNSEL TO ADVISE HIM AS TO THE NATURE AND EXTENT OF HIS OBLIGATIONS HEREUNDER AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Signature Page to Non-Competition And Non-Solicitation Agreement Follows]

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[Signature Page to Non-Competition And Non-Solicitation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

COMPANY:

ALLIANCE MMA, INC.

By:	/s/ Paul K. Danner, III
Name: Paul K. Danner, III
Title: CEO

EXECUTIVE:

By:	/s/ Frank A. Gallagi
Frank A. Gallagi

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